Exhibit 99 -




Sprint Reports Fourth Quarter and Full-Year 2002 Results

The Sprint FON Group (NYSE: FON) consists of Sprint's Global Markets Division, Local Division and other operations.

The Sprint PCS Group (NYSE: PCS) consists of Sprint's mobile wireless operations.

OVERLAND PARK, Kan. - Feb. 5, 2003 - Sprint today released its earnings report for the fourth quarter and full-year 2002. In the quarter, the FON Group reported strong earnings growth and another solid performance in generating cash, while the PCS Group also reported significant improvements in cash flows and resumed customer growth. Additionally, the company continued to make significant progress in strengthening the balance sheet.

Fourth quarter consolidated revenues were $6.53 billion compared to $6.52 billion last year. Full- year 2002 consolidated revenues were $26.63 billion, up 4 percent from $25.52 billion in 2001. Fourth quarter operating income of $388 million was a significant improvement from an operating loss a year ago of $1.71 billion, which was due largely to the effect of restructuring and asset impairment charges. Fourth quarter net income was $39 million compared to a fourth quarter loss of $1.23 billion in 2001.

During the quarter, the company's operations produced more than $665 million of positive free cash flow*. Due to continuing strong cash management, Sprint achieved better-than-expected full-year free cash flow of $1.31 billion. Sprint's 2002 full-year free cash flow improved by more than $5.8 billion compared to 2001 levels.

"This year has been significant on three major fronts -- improving our operating performance, vigilant cost containment and a significantly improved balance sheet," said William T. Esrey, Sprint chairman and chief executive officer. "Our progress in these areas positions us favorably in 2003."

The FON Group reported fourth quarter earnings per share (EPS) from continuing operations of 28 cents per share compared to a loss of $1.06 per share a year ago. Excluding one-time items, earnings per share for the quarter were 37 cents compared to 23 cents per share in the same period a year ago. For the full year, FON Group earnings per share from continuing operations were $1.18 compared to a loss of 33 cents last year. Excluding one-time items, earnings per share in 2002 were $1.36 versus $1.05 in 2001.

The PCS Group reported a fourth quarter loss per share of 25 cents from continuing operations compared to a loss of 32 cents per share in the fourth quarter of 2001. Excluding one-time items, the PCS Group had a fourth quarter loss of 18 cents per share compared to a loss of 32 cents per share in the year-ago period. For the full year, the PCS Group recorded a loss of 58 cents per share from continuing operations versus a loss of $1.27 in 2001. Excluding one-time items, full-year loss per share was 63 cents versus a loss of $1.27 in 2001.


SPRINT FON GROUP HIGHLIGHTS
The following FON Group discussion excludes one-time items that decreased 2002 fourth quarter operating income $125 million and income from continuing operations $78 million, or 9 cents per share. One-time items decreased full-year operating income $281 million and income from continuing operations $157 million, or 18 cents per share. These items include restructuring and asset impairment charges, losses related to bad debt expense associated with the WorldCom bankruptcy, gains on the sale of customer contracts, a write-down of an investment due to a declining market value, and tax benefits not previously recognized. In the 2001 fourth quarter, one-time items decreased operating income $1.83 billion and income from continuing operations $1.14 billion, or $1.29 per share. Total 2001 one-time items decreased operating income $1.83 billion and income from continuing operations $1.23 billion, or $1.38 per share. These items included the restructuring and asset impairment charges, litigation in the Global Markets Division, gains on the sale of equity investments, and a benefit plan curtailment gain. In addition, the 2001 fourth quarter and year-to-date discussions exclude the results of ION. ION generated an operating loss of $57 million in the 2001 fourth quarter and an operating loss of $538 million for the 2001 full year. ION had no impact on the 2002 fourth quarter and a nominal impact on the year-to-date results.

o Net operating revenues in the quarter were $3.66 billion compared to $3.87 billion in the same period a year ago. For the year, revenues were $15.18 billion, down 7 percent from $16.35 billion in 2001.
o Operating income in the quarter was $504 million, up 39 percent from $363 million in the same period last year. Full-year operating income was $1.88 billion compared to $2.10 billion in 2001.
o EBITDA* in the quarter was $1.18 billion, up 22 percent from $966 million in the same period a year ago. For the year, EBITDA was $4.53 billion, up 2 percent from $4.42 billion in 2001.
o Net income in the quarter rose 36 percent to $372 million from $273 million in the year-ago period. Full-year net income fell 4 percent to $1.37 billion from $1.42 billion in 2001.
o Capital expenditures were $631 million for the quarter and $2.18 billion for 2002.

Local Telecommunications Division
o Total revenues in the quarter fell modestly to $1.56 billion from $1.58 billion in the year-ago period. For the year, revenues were also down modestly at $6.21 billion in 2002 versus $6.25 billion in 2001.
o Operating income in the quarter declined 8 percent to $471 million from $511 million. Full-year operating income was $1.91 billion, up 1 percent from $1.89 billion in 2001.
o Total access lines declined 1.7 percent in 2002. Voice grade equivalent lines grew 9 percent.
o EBITDA in the quarter declined 4 percent to $763 million from $791 million in the previous fourth quarter. EBITDA for the year was $3.07 billion, a 2 percent increase from $3.01 billion in 2001.

The local division delivered solid results in the quarter and full-year 2002. Full-year results were highlighted by increases in operating and EBITDA margins despite a challenging operating environment in which wireless and broadband substitution, competition and a sluggish economy impacted its performance. The division continued to outperform the regional Bell companies in most financial metrics.

The division added 38,000 new DSL lines and ended the quarter with over 150,000 lines in service. DSL penetration increased to 4 percent of capable lines, and average revenue per DSL customer was $48.

In the quarter, consumer bundle penetration increased to 26 percent. Forty-eight percent of residential customers' lines subscribed to Sprint long distance, up from 45 percent in the year-ago period.

Global Markets Division
o Total revenues for the quarter dropped 8 percent to $2.10 billion from $2.28 billion in the year- ago period. For the year, revenues declined 10 percent to $8.94 billion from $9.90 billion in 2001.
o Operating income for the quarter was a positive $39 million compared to an operating loss of $139 million in the year-ago quarter. Operating income for 2002 was $8 million compared to $201 million for 2001.
o EBITDA in the fourth quarter was $419 million compared to $187 million in the same period last year. For the year, EBITDA was $1.49 billion, up 6 percent from $1.40 billion in 2001.

Throughout 2002 the global markets division focused on strong cost management that drove solid improvement in EBITDA. In the fourth quarter, the division reported double-digit year-over-year reductions in both cost of services and products and selling, general and administration expenses. Reduced volumes also contributed to these cost reductions in the quarter.

As 2002 wound down, the pricing environment for long-distance services continued to stabilize. However, the pace of the economy continues to dampen overall demand for telecom services. Customer wins of enterprise-level sales from distressed competitors continue to grow and are expected to contribute nearly $400 million over the next couple of years. In addition, the division recently announced major airline partnerships with United Airlines, US Air and America West.

In the quarter, data services revenues increased 7 percent year-over-year. Frame Relay and ATM revenues both increased more than 20 percent from the same period last year. Internet revenues increased 9 percent from the same period last year.

Internationally, the division continued to expand Sprint's global IP network and won new business from enterprise, carrier and ISP accounts in Europe, Asia-Pacific and the Americas.

SPRINT PCS GROUP HIGHLIGHTS
The following PCS Group discussion excludes one-time items that decreased fourth quarter operating income $120 million and income from continuing operations $76 million, or 7 cents per share. One-time items decreased full-year operating income $121 million and increased income from continuing operations $47 million, or 5 cents per share. These items include restructuring and asset impairment charges, losses related to bad debt expense associated with the WorldCom bankruptcy, a gain on the sale of its investments in Pegaso and tax benefits not previously recognized. In the 2001 fourth quarter and full year, one-time items decreased operating income $10 million and income from continuing operations $7 million, which had no per share impact. These items included restructuring and asset impairment charges.

o Net operating revenues increased 11 percent in the quarter to $3.05 billion compared to $2.76 billion in the year-ago period. Full-year revenues were up 24 percent to $12.07 from $9.73 billion in 2001.
o Net customer additions were 250,000 in the quarter, and, for the full year, Sprint added more than 1.2 million net new customers. Both periods were down from 2001.
o Customer churn* for the quarter was 3.5 percent, a decline of 30 basis points sequentially. Full-year churn was 3.3 percent compared to 2.6 percent a year ago.
o ARPU* for the quarter was just over $62 compared to just under $61 in the fourth quarter a year ago. ARPU for the year was nearly $62 compared to nearly $61 in 2001.
o Fourth quarter EBITDA nearly doubled to $729 million from $367 million in the year-ago period. Full-year EBITDA improved by almost 90 percent to $2.86 billion from $1.51 billion in 2001.
o Fourth quarter operating income of $120 million was a significant improvement from an operating loss of $182 million in the same period last year. In 2002, the PCS Group achieved its first full-year operating income of $596 million versus an operating loss of $637 million in 2001.
o CPGA* was approximately $370 in the fourth quarter due to lower gross adds, up from $315 in the year-ago period. For the full year, cost to acquire a new customer was $350 compared to $305 a year ago. CCPU* for the quarter was under $32 as compared to just under $35 in the fourth quarter a year ago. For the full year, CCPU was just over $32 compared to just over $35 last year.
o Capital expenditures were $590 million for the quarter and $2.67 billion in 2002.

In the quarter, the PCS Group customer gains were driven by a double-digit sequential increase in gross customer additions. In the quarter, customer additions included a much higher percentage of prime credit users.

The PCS Group continued to achieve strong average revenue per user, driven by average customer usage of nearly 11 hours per month, a full 20 percent above the usage levels for the same period last year.

Throughout 2002, the PCS Group has maintained strong cost controls including appropriate balancing of resources to achieve improved profitability. In the fourth quarter, PCS Group results were also aided by a significant reduction in bad debt expense.

At the end of the quarter, there were more than 600,000 PCS Vision users. In the fourth quarter, the PCS Group made significant progress in enhancing customer care, which is contributing to improving levels of customer satisfaction.

Pension Accounting
In accordance with pension accounting standards, Sprint was required to record an additional minimum pension liability at Dec. 31, 2002. This additional liability is recorded when the accrued pension benefit obligation exceeds the market value of the underlying pension assets. This non-cash adjustment resulted in an after-tax charge to Other Comprehensive Income of $713 million, and resulted in a corresponding reduction to shareholders' equity. This adjustment did not impact reported net income or earnings per share.

*Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The non-GAAP financial measures and the operating measures used in this release include the following:

Free cash flow is defined as cash generated from operations less net cash requirements for capital expenditures, other investment activities and dividends. Currently, Sprint also includes cash generated from discontinued operations.

EBITDA is measured as operating income or loss plus depreciation and amortization.

Customer churn is defined as the ratio of customers discontinuing PCS service over total average subscribers for the period.

ARPU (Average monthly revenue per user) is a measure of average monthly service revenue per user.

CCPU (Cash cost per user) is a measure of the cash costs to operate the business on a per user basis consisting of costs of service revenues, service delivery and other general and administrative costs divided by average subscribers.

CPGA (Cost per gross addition) is a measure of the sales and marketing efforts computed as the costs of acquiring a new subscriber, including equipment subsidies and marketing costs divided by handset activations.

The press release tables included in this document are an integral part of the reconciliations between GAAP and non-GAAP financial measures. This release is not complete without the tables.

Business Outlook
The following statements are based on current expectations for 2003. These statements are forward looking, and actual results may differ materially.

Sprint is reiterating its 2003 guidance for the PCS Group. This includes:
Customer additions and retention: The company expects to gain a high-teen percent of industry customer acquisitions within its markets, and has targeted gross customer additions to be in the low- to mid-6 million range. EBITDA is targeted to be between $3.3 billion and $3.4 billion. Growth in EBITDA in the coming year is expected to be driven by a larger customer base, steady ARPU performance and reduced cash cost per user.
Capital expenditures are expected to decline to a range of $2.3 billion to $2.4 billion. These investments are targeted largely for expanded coverage and increased capacity in the network.


Sprint is also reiterating its 2003 guidance for the FON Group. This includes:

Revenues are targeted to decline at a low single-digit rate. Global Markets Division revenues are expected to decline at a mid-single digit rate. Local Telecommunications Division revenue is expected to be flat and Product Distribution is targeted to resume growth. A protracted slow economy could particularly impact achievement of top line goals in Global Markets and Product Distribution.

Earnings guidance: Full-year earnings in 2003 are expected to be between $1.40 and $1.45 per share. Incorporated into this estimate is increased pension costs, which are currently estimated to reduce earnings by 11 cents per share versus no impact in 2002.

EBITDA is expected to be approximately $4.5 billion. In the coming year, local division EBITDA is expected to decline modestly while global markets EBITDA is expected to rise modestly.

Operating income is expected to be flat to down modestly from 2002 levels.

Capital expenditures are expected to increase slightly to $2.3 billion. In 2003, global markets has targeted capital of $800 million primarily to support growth in demand for enterprise services. The local division capital plan of $1.4 billion includes investments for broadband initiatives and the phased transition from circuit to packet switching.

Cash requirements: In 2003, Sprint expects overall free cash flow to be approximately $1.2 billion, including breakeven performance in the PCS Group. Additionally, Sprint received $2.1 billion from the sale of our directory business.


Conference Call Information
Sprint management will provide an overview of the company's performance and business outlook, and participate in an interactive Q&A that will be webcast Wednesday, Feb. 5, 2003, beginning at 8:00 a.m. ET for PCS and 8:45 a.m. ET for FON.

Please plan on gaining access 10 minutes prior to the start of the calls.

For PCS Group results, call 866-215-1938 (toll free) or 816-650-0742 (international).
You may also use the following secondary phone numbers: 800-659-6183 (toll free) or 816-650-0741 (international).

A continuous replay of the PCS Group call will be available through Feb. 19, 2003, at the following numbers: 888-775-8673 (toll free) or 402-220-1325
(international).

For FON Group results, call 866-215-1938 (toll free) or 816-650-0742 (international).
You may also use the following secondary phone numbers: 800-659-6183 (toll free) or 816-650-0741 (international).

A continuous replay of the FON Group call will be available through Feb. 19, 2003, at the following numbers: 888-775-8696 (toll free) or 402-220-1326
(international).

A simultaneous audiocast will be available at www.sprint.com. A link to the audiocast will be posted at www.sprint.com. Please note that questions may only be submitted through the conference call option.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news release regarding the business outlook and expected performance as well as other statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect," "believe," and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, the timing of various events and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

o    extent and duration of the current economic downturn;
o the effects of vigorous competition in the markets in which Sprint operates;
o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
o adverse change in the ratings afforded our debt securities by ratings agencies;
o the ability of the PCS Group to continue to grow a significant market presence;
o the ability of the PCS Group to improve its profitability and reduce its cash requirements;
o the effects of mergers and consolidations within the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;
o the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry;
o    the uncertainties related to Sprint's strategic investments;
o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o    the impact of new technologies on Sprint's business;
o    unexpected results of litigation filed against Sprint;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996 (Telecom Act), or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2001 Form 10-K/A, and you are encouraged to review these filings.


About Sprint
Sprint is a global communications company serving more than 26 million business and residential customers in over 70 countries. With approximately 72,000 employees worldwide and more than $26 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network and Sprint's award-winning Tier 1 Internet backbone. Sprint provides local voice and data service in 18 states and operates the largest 100-percent digital, nationwide PCS wireless network in the United States.

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                                                 Sprint Corporation
                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (millions, except per share data)


                                           Sprint Corporation   Eliminations/
                                             Consolidated     Reclassifications   Sprint FON Group   Sprint PCS Group
------------------------------------------- ------------------ ------------------- ------------------ -----------------
Quarters Ended December 31,                 2002      2001     2002       2001     2002      2001     2002     2001
------------------------------------------------------------- ------------------- ------------------ -----------------


Net operating revenues                     $ 6,532   $ 6,516   $ (178)    $ (115) $ 3,659   $ 3,872  $ 3,051  $ 2,759
------------------------------------------------------------- ------------------- ------------------ -----------------
Operating expenses
Costs of services and products               2,821     3,286     (178)      (115)   1,532     1,917    1,467    1,484
Selling, general and administrative (1)      1,795     1,975       (9)        (3)     949     1,070      855      908
Depreciation                                 1,283     1,091        -          -      674       602      609      489
Amortization (2)                                 -        61        -          -        -         1        -       60
Restructuring and asset impairments (3)        245     1,813        -          -      125     1,803      120       10
------------------------------------------------------------- ------------------- ------------------ -----------------
Total operating expenses                     6,144     8,226     (187)      (118)   3,280     5,393    3,051    2,951
------------------------------------------------------------- ------------------- ------------------ -----------------
Operating income (loss)                        388    (1,710)       9          3      379    (1,521)       -     (192)
Interest expense                              (362)     (274)       -          -      (63)      (75)    (299)    (199)
Intergroup interest charge                       -         -        -          -       81        74      (81)     (74)
Other income (expense), net                    (31)      (47)      (9)       (14)       1        (2)     (23)     (31)
------------------------------------------------------------- ------------------- ------------------ -----------------
Income (loss) from continuing operations
    before income taxes                         (5)   (2,031)       -        (11)     398    (1,524)    (403)    (496)
Income tax (expense) benefit                     2       759        -          4     (146)      580      148      175
------------------------------------------------------------- ------------------- ------------------ -----------------
Income (loss) from continuing operations        (3)   (1,272)       -         (7)     252      (944)    (255)    (321)
Discontinued operation, net (6)                 39        38        -          -       39        38        -        -
Extraordinary items, net                         3         -        -          7        3         -        -       (7)
------------------------------------------------------------- ------------------- ------------------ -----------------
Net income (loss)                               39    (1,234)       -          -      294      (906)    (255)    (328)
Preferred stock dividends (paid) received       (2)       (2)       -          -        2         2       (4)      (4)
------------------------------------------------------------- ------------------- ------------------ -----------------
Earnings (Loss) applicable to common stock    $ 37   $ (1,236)    $ -        $ -    $ 296    $ (904)  $ (259)  $ (332)
                                           ------------------ ------------------- ------------------ -----------------

Diluted earnings (loss) per common share (7)
Net income (loss) - recurring                                                      $ 0.37    $ 0.23  $ (0.18) $ (0.32)
One-time items (1,3)                                                                (0.09)    (1.29)   (0.07)       -
------------------------------------------------------------- ------------------- ------------------ -----------------
Income (loss) from continuing operations                                             0.28     (1.06)   (0.25)   (0.32)
Discontinued operation (6)                                                           0.05      0.04        -        -
Extraordinary item                                                                      -         -        -    (0.01)
------------------------------------------------------------- ------------------- ------------------ -----------------
Total                                                                              $ 0.33   $ (1.02) $ (0.25) $ (0.33)
                                                                                  ------------------ -----------------
Diluted weighted average common shares outstanding (8)                              895.8     888.4  1,020.8  1,007.5
                                                                                  ------------------ -----------------
Basic earnings (loss) per common share                                             $ 0.33   $ (1.02) $ (0.25) $ (0.33)
                                                                                  ------------------ -----------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.
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                                                      Sprint Corporation
                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (millions, except per share data)

                                                       Sprint Corporation Eliminations/
                                                         Consolidated    Reclassifications  Sprint FON Group  Sprint PCS Group
------------------------------------------------------- ----------------- -----------------  ----------------- -----------------
Year-to-Date December 31,                               2002     2001     2002     2001      2002     2001     2002     2001
------------------------------------------------------------------------ -----------------  ----------------- ------------------


Net operating revenues                                 $26,634  $25,515   $ (622)  $ (578)  $15,182  $16,368  $12,074  $ 9,725
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Operating expenses
Costs of services and products                          12,031   12,764     (622)    (578)   6,870     8,047    5,783    5,295
Selling, general and administrative (1)                  7,202    7,248      (33)     (11)   3,824     4,342    3,411    2,917
Depreciation                                             4,908    4,209        -        -    2,645     2,423    2,263    1,786
Amortization (2)                                             4      382        -        -        -        18        4      364
Restructuring and asset impairments (3)                    389    1,813        -        -      251     1,803      138       10
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Total operating expenses                                24,534   26,416     (655)    (589)  13,590    16,633   11,599   10,372
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Operating income (loss)                                  2,100     (901)      33       11    1,592      (265)     475     (647)
Interest expense                                        (1,406)  (1,180)       -       15     (295)     (344)  (1,111)    (851)
Intergroup interest charge                                   -        -        -        -      336       288     (336)    (288)
Other expense, net (4)                                    (265)    (193)     (33)     (37)    (180)      (55)     (52)    (101)
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Income (loss) before income taxes                          429   (2,274)       -      (11)   1,453      (376)  (1,024)  (1,887)
Income tax (expense) benefit (5)                            39      722        -        4     (407)       80      446      638
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Income (loss) from continuing operations                   468   (1,552)       -       (7)   1,046      (296)    (578)  (1,249)
Discontinued operation, net (6)                            159      150        -        -      159       150        -        -
Extraordinary items, net                                     3       (1)       -        7        3        (1)       -       (7)
Cumulative effect of changes in accounting principles, net   -        2        -        -        -         -        -        2
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Net income (loss)                                          630   (1,401)       -        -    1,208      (147)    (578)  (1,254)
Preferred stock dividends (paid) received                   (7)      (7)       -        -        7         7      (14)     (14)
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Earnings (Loss) applicable to common stock               $ 623  $ (1,408)    $ -      $ -   $ 1,215   $ (140)  $ (592) $ (1,268)
                                                       ----------------- -----------------  ----------------- -----------------

Diluted earnings (loss) per common share (7)
Net income (loss) - recurring                                                               $ 1.36    $ 1.05  $ (0.63) $ (1.27)
One-time items (1,3,4,5)                                                                     (0.18)    (1.38)    0.05        -
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Income (loss) from continuing operations                                                      1.18     (0.33)   (0.58)   (1.27)
Discontinued operation (6)                                                                    0.18      0.17        -        -
Extraordinary item                                                                               -         -        -    (0.01)
------------------------------------------------------------------------ -----------------  ----------------- -----------------
Total                                                                                       $ 1.36   $ (0.16) $ (0.58) $ (1.28)
                                                                                            ----------------- -----------------
Diluted weighted average common shares outstanding (8)                                       893.3     886.8  1,015.8    989.7
                                                                                            ----------------- -----------------
Basic earnings (loss) per common share                                                      $ 1.36   $ (0.16) $ (0.58) $ (1.28)
                                                                                            ----------------- -----------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.


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                                                   Sprint Corporation
                                              CONSOLIDATED BALANCE SHEETS
                                                       (millions)

                                               Sprint Corporation  Eliminations/
                                                  Consolidated   Reclassifications  Sprint FON Group   Sprint PCS Group
                                               ----------------- ------------------ -----------------  -----------------
As of the year ended December 31,               2002     2001     2002      2001     2002     2001      2002     2001
                                               ----------------- ------------------ -----------------  -----------------

Assets
Current assets
Cash and equivalents                           $ 1,035    $ 313      $ -       $ -    $ 641    $ 134     $ 394    $ 179
Accounts receivable, net                         2,951    3,547        -         -    1,650    2,156     1,301    1,391
Inventories                                        682      690        -         -      219      248       463      442
Deferred tax asset                                 806       36        -         -       42       36       764        -
Inter-group receivable                               -        -     (446)     (342)     446      342         -        -
Prepaid expenses and other                         604      608        -         -      329      309       275      299
---------------------------------------------------------------- --------  -------- -------- --------  -------- --------
Total current assets                             6,078    5,194     (446)     (342)   3,327    3,225     3,197    2,311

Assets of discontinued operation                   391      377        -         -      391      377         -        -

Net property, plant and equipment               28,745   28,960      (46)      (47)  16,894   17,491    11,897   11,516

Net intangible assets                            9,045    9,060        -         -    1,569    1,565     7,476    7,495

Other                                            1,034    2,202     (280)     (280)     862    1,614       452      868
---------------------------------------------------------------- ------------------ -----------------  -----------------

Total                                          $ 45,293 $ 45,793  $ (772)   $ (669) $ 23,043 $ 24,272  $ 23,022 $ 22,190
                                               ----------------- ------------------ -----------------  -----------------

Liabilities and shareholders' equity
Current liabilities
Short-term borrowings including
   current maturities of long-term debt        $ 1,887  $ 4,401      $ -       $ -  $ 1,234  $ 2,056     $ 653  $ 2,345
Accounts payable and
   accrued interconnection costs                 2,777    3,483        -         -    1,422    2,104     1,355    1,379
Accrued restructuring costs                        277      389        -         -      251      389        26        -
Inter-group payable                                  -        -     (446)     (342)       -        -       446      342
Other                                            2,867    2,858      (46)      (47)   1,413    1,552     1,500    1,353
---------------------------------------------------------------- ------------------ -----------------  -----------------
Total current liabilities                        7,808   11,131     (492)     (389)   4,320    6,101     3,980    5,419

Liabilities of discontinued operations             309      290        -         -      309      290         -        -

Noncurrent liabilities
Long-term debt and capital lease obligations    18,405   16,501        -         -    2,736    3,258    15,669   13,243
Equity unit notes                                1,725    1,725        -         -        -        -     1,725    1,725
Deferred income taxes                            2,025    1,586        -         -    1,825    1,585       200        1
Other                                            2,471    1,688        -         -    2,029    1,324       442      364
---------------------------------------------------------------- ------------------ -----------------  -----------------
Total noncurrent liabilities                    24,626   21,500        -         -    6,590    6,167    18,036   15,333


Redeemable preferred stock                         256      256     (280)     (280)      10       10       526      526

Common stock and other shareholders' equity
Common stock
Class A FT                                          22       22       22        22        -        -         -        -
FON                                              1,790    1,778    1,790     1,778        -        -         -        -
PCS                                              1,000      987    1,000       987        -        -         -        -
Other shareholders' equity                       9,482    9,829    9,482     9,829        -        -         -        -
Combined attributed net assets                       -        -  (12,294)  (12,616)  11,814   11,704       480      912
---------------------------------------------------------------- ------------------ -----------------  -----------------
Total shareholders' equity                      12,294   12,616        -         -        -        -         -        -
---------------------------------------------------------------- ------------------ -----------------  -----------------

Total                                          $ 45,293 $ 45,793  $ (772)   $ (669) $ 23,043 $ 24,272  $ 23,022 $ 22,190
                                               ----------------- ------------------ -----------------  -----------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.


                                                   Sprint Corporation
                                      CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                       (millions)

                                                  Sprint Corporation   Eliminations/
                                                     Consolidated    Reclassifications Sprint FON Group  Sprint PCS Group
-------------------------------------------------  ----------------  ----------------- ----------------- -----------------
Year-to-Date December 31,                           2002    2001      2002     2001     2002     2001      2002    2001
-------------------------------------------------------------------  ----------------- ----------------- -----------------

Operating Activities
    Net income (loss)                                $ 630 $ (1,401)     $ -      $ -  $ 1,208   $ (147)   $ (578)$ (1,254)
    Discontinued operation, net                       (159)   (150)        -        -     (159)    (150)        -       -
    Equity in net losses of affiliates                 117     175         -        -       13       64       104     111
    Depreciation and amortization                    4,912   4,591         -        -    2,645    2,441     2,267   2,150
    Deferred income taxes                              556    (687)        -        -      660     (230)     (104)   (457)
    Losses on write-down of assets                     418   1,491         -        -      375    1,491        43       -
    Changes in assets and liabilities
       of continuing operations, net                  (238)    536         -       (3)    (520)   1,043       282    (504)
    Other, net                                         (40)      8         -        3      (56)     (55)       16      60
-------------------------------------------------------------------  ----------------- ----------------- -----------------
Net cash provided by operating
    activities of continuing operations              6,196   4,563         -        -    4,166    4,457     2,030     106
-------------------------------------------------------------------  ----------------- ----------------- -----------------

Investing Activities
    Capital expenditures                            (4,849) (9,046)        -        -   (2,181)  (5,295)   (2,668) (3,751)
    Investments in affiliates, net                     116     (66)        -        -      122      (37)       (6)    (29)
    Proceeds from sales of assets                      138     301         -        -       72      263        66      38
    Other, net                                           -      33         -        -        -       33         -       -
-------------------------------------------------------------------  ----------------- ----------------- -----------------
Net cash used by investing
    activities of continuing operations             (4,595) (8,778)        -        -   (1,987)  (5,036)   (2,608) (3,742)
-------------------------------------------------------------------  ----------------- ----------------- -----------------

Financing Activities
    Increase (decrease) in debt, net                  (642)  2,263         -        -   (1,353)   1,021       711   1,242
    Proceeds from equity unit notes                      -   1,725         -        -        -        -         -   1,725
    Proceeds from common stock issued                    3     608         -        -        2       21         1     587
    Dividends paid                                    (454)   (451)        -        -     (440)    (437)      (14)    (14)
    Other, net                                          50      16         -        -      (45)    (142)       95     158
-------------------------------------------------------------------  ----------------- ----------------- -----------------
Net cash provided (used) by financing
    activities of continuing operations             (1,043)  4,161         -        -   (1,836)     463       793   3,698
-------------------------------------------------------------------  ----------------- ----------------- -----------------

-------------------------------------------------------------------  ----------------- ----------------- -----------------
Cash from discontinued operations                      164     164         -        -      164      164         -       -
-------------------------------------------------------------------  ----------------- ----------------- -----------------

Increase (decrease) in cash and equivalents            722     110         -        -      507       48       215      62

Cash and equivalents at beginning of period            313     203         -        -      134       86       179     117
-------------------------------------------------------------------  ----------------- ----------------- -----------------

Cash and equivalents at end of period              $ 1,035   $ 313       $ -      $ -    $ 641    $ 134     $ 394   $ 179
                                                   ----------------  ----------------- ----------------- -----------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                               Sprint Corporation
                           SELECTED OPERATING RESULTS
                                   (millions)

                                                           Quarters Ended            Year-to-Date
                                                            December 31,         December 31,
                                                        ----------------------   ---------------------
                                                          2002         2001        2002       2001
                                                        ----------------------   ---------------------
Global Markets Division
Net operating revenues
Voice                                                     $ 1,331     $ 1,500     $ 5,768     $ 6,610
Data                                                          451         425       1,847       1,857
Internet                                                      259         238       1,009         964
Other                                                          54         118         319         485
------------------------------------------------------------------------------   ---------------------
Net operating revenues                                      2,095       2,281       8,943       9,916
------------------------------------------------------------------------------   ---------------------
Operating expenses
Costs of services and products                              1,076       1,443       5,015       6,004
Selling, general and administrative (1)                       600         732       2,455       2,955
Depreciation and amortization (2)                             380         326       1,479       1,318
Restructuring and asset impairments (3)                        71       1,688         194       1,688
------------------------------------------------------------------------------   ---------------------
Total operating expenses                                    2,127       4,189       9,143      11,965
------------------------------------------------------------------------------   ---------------------
Operating loss                                              $ (32)   $ (1,908)     $ (200)   $ (2,049)
                                                        ----------------------   ---------------------


Local Division
Net operating revenues
Local service                                               $ 765       $ 740     $ 3,054     $ 2,939
Network access                                                506         511       2,025       2,032
Long distance                                                 149         182         628         731
Other                                                         135         145         505         545
------------------------------------------------------------------------------   ---------------------
Net operating revenues                                      1,555       1,578       6,212       6,247
------------------------------------------------------------------------------   ---------------------
Operating expenses
Costs of services and products                                469         479       1,900       1,955
Selling, general and administrative (1)                       323         308       1,269       1,280
Depreciation                                                  292         280       1,157       1,120
Restructuring costs (3)                                        53         109          56         109
------------------------------------------------------------------------------   ---------------------
Total operating expenses                                    1,137       1,176       4,382       4,464
------------------------------------------------------------------------------   ---------------------
Operating income                                            $ 418       $ 402     $ 1,830     $ 1,783
                                                        ----------------------   ---------------------

Other
Net operating revenues                                      $ 214       $ 220       $ 863     $ 1,206
                                                        ----------------------   ---------------------
Operating income (loss)                                      $ (7)      $ (10)      $ (23)       $ 34
                                                        ----------------------   ---------------------




See accompanying footnotes.


                                           Sprint Corporation
                                    SELECTED OPERATING RESULTS (cont.)
                                             (millions)

                                                           Quarters Ended            Year-to-Date
                                                            December 31,         December 31,
                                                        ----------------------   ---------------------
                                                          2002         2001        2002       2001
                                                        ----------------------   ---------------------
PCS Group
Net operating revenues                                    $ 3,051     $ 2,759    $ 12,074     $ 9,725
------------------------------------------------------------------------------   ---------------------
Operating expenses
Costs of services and products                              1,467       1,484       5,783       5,295
Selling, general and administrative                           855         908       3,411       2,917
Depreciation                                                  609         489       2,263       1,786
Amortization (2)                                                -          60           4         364
Restructuring and asset impairments (3)                       120          10         138          10
------------------------------------------------------------------------------   ---------------------
Total operating expenses                                    3,051       2,951      11,599      10,372
------------------------------------------------------------------------------   ---------------------
Operating income (loss)                                       $ -      $ (192)      $ 475      $ (647)
                                                        ----------------------   ---------------------



Unallocated Corporate Operations and
Intercompany Eliminations
Net operating revenues                                     $ (383)     $ (322)   $ (1,458)   $ (1,579)
                                                        ----------------------------------------------
Operating income (loss)                                       $ 9        $ (2)       $ 18       $ (22)
                                                        ----------------------   ---------------------

Sprint's FON Group reporting segments are intended to reflect the operating results of its global markets and local services businesses. The global markets segment includes domestic and international voice services (except for consumer services provided to customers within Sprint's local franchise territories); data communications services such as frame relay access and transport, web hosting, collocation, security services, and broadband fixed wireless services; and Internet services. The local services segment includes local phone services, access to its local network, consumer long distance services provided to customers within our local franchise territories, and sales of telecommunications equipment. The FON Group also includes other businesses consisting primarily of wholesale distribution services of telecommunications products. The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.

Sprint's PCS Group includes Sprint's PCS wireless telephony products and services business. The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.

See accompanying footnotes.




                              Sprint Corporation
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND SELECTED OPERATING RESULTS




     (1) In the 2002 third quarter, Sprint recorded a charge to reflect the expected loss on receivables due to the bankruptcy declaration of WorldCom which reduced operating income by $36 million and income from continuing operations by $23 million. The charge to the FON Group was $30 million which reduced income from continuing operations by $19 million, or $0.02 per share. The Global Markets Division and the Local Division incurred $3 million and $27 million, respectively. The charge to the PCS Group was $6 million which increased loss from continuing operations by $4 million with no per share impact.

          In the 2001 fourth quarter, Sprint recorded a charge for litigation in the Global Markets Division which reduced operating income by $24 million and income from continuing operations by $15 million, or $0.02 per share.

     (2) Sprint adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.

     (3) In the 2002 fourth quarter, Sprint recorded restructuring charges and asset impairments aggregating $245 million which reduced income from continuing operations by $154 million. The FON Group recorded a restructuring charge of $111 million representing consolidations in Sprint's Network, Information Technology, and Billing and Accounts Receivable organizations, as well as additional steps to reduce overall operating costs resulting in a reduction of income from continuing operations by $69 million, or $0.08 per share. Additionally, it recorded a network asset impairment related to the Global Markets Division of $14 million which reduced income from continuing operations by $9 million, or $0.01 per share. The PCS Group recorded a restructuring charge of $35 million representing the consolidations in Sprint's Network, Information Technology, and Billing and Accounts Receivable organizations, as well as a charge of $43 million to create a more competitive cost structure by reducing operating expenses which increased loss from continuing operations by $49 million, or $0.05 per share. Additionally, the PCS Group recorded an asset impairment of $42 million representing abandoned projects which increased loss from continuing operations by $27 million, or $0.02 per share.

          In the 2002 third quarter, Sprint recorded a net restructuring and asset impairment charge aggregating $121 million which reduced income from continuing operations by $76 million. The FON Group recorded a restructuring and asset impairment charge of $202 million representing the termination of high-speed data services, as well as additional steps to reduce operating costs. The charge was partially offset by a $76 million adjustment to finalize the restructuring charge recorded in the 2001 fourth quarter. This resulted in a reduction of FON Group income from continuing operations by $79 million, or $0.09 per share. The PCS Group recorded a favorable adjustment of $5 million to finalize the restructuring charge of $23 million recorded in the 2002 first quarter associated with the closing of five PCS call centers and to finalize the restructuring reserve costs associated with the 2001 fourth quarter operating cost reduction effort. The 2002 first quarter amount was offset by favorable accounting true-ups. The 2002 third quarter adjustment reduced loss from continuing operations of the PCS Group by $3 million with no per share impact.

          In the 2001 fourth quarter, Sprint recorded a restructuring charge and asset impairment of $1,813 million representing the termination of Sprint ION, as well as additional steps to reduce overall operating costs. The charge to the FON Group was $1,803 million which reduced income from continuing operations by $1,129 million, or $1.27 per share. The charge to the PCS group was $10 million which increased loss from continuing operations by $7 million with no per share impact.


     (4) In the 2002 third quarter, the PCS Group recorded a gain on the sale of its investment in Pegaso of $67 million with the same impact on loss from continuing operations, or $0.07 per share.

          In the 2002 second quarter, the FON Group recorded one-time charges of $201 million which reduced income from continuing operations by $216 million or $0.24 per share. These amounts included a gain from the sale of customer contracts for $40 million with an impact on income from continuing operations of $25 million, or $0.03 per share, and a write-down of an investment due to a declining market value of $241 million with the same impact on income from continuing operations, or $0.27 per share.

          In the 2001 third quarter, the FON Group recorded one-time charges of $62 million with an impact on income from continuing operations of $90 million or $0.10 per share. These amounts included a write-down of an equity investment for $157 million with the same impact on income from continuing operations, or $0.18 per share, and a loss on the sale of an investment of $25 million with an impact on income from continuing operations of $8 million, or $0.01 per share. Additionally, Sprint modified certain retirement plan benefits resulting in a curtailment gain of $120 million with an impact on income from continuing operations of $75 million, or $0.09 per share.

          In the 2001 first quarter, the FON Group recorded a gain on investment activities of $14 million which increased income from continuing operations by $9 million or $0.01 per share.

     (5) In the 2002 third quarter, Sprint recognized a tax benefit related to capital losses not previously recognizable of $292 million. The benefit to the FON Group was $235 million, or $0.26 per share. The benefit to the PCS Group was $57 million, or $0.05 per share.

     (6) In the 2002 third quarter, Sprint reached a definitive agreement to sell its directory publishing business to R.H. Donnelley for $2.23 billion in cash. The sale closed on January 3, 2003 and Sprint expects to record a pre-tax gain of $2.14 billion in the 2003 first quarter.

     (7) As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these condensed statements of consolidated operations for the fourth quarter and year ended December 31, 2001 and PCS's fourth quarter and year ended December 31, 2002.


     (8) As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the fourth quarter and year ended December 31, 2001 and PCS's fourth quarter and year ended December 31, 2002.



                                                     Sprint Corporation
                                          PRO FORMA SELECTED OPERATING RESULTS (1)
                                                         (millions)


                                                                    Quarters Ended                    Year-to-Date
                                                                     December 31,                     December 31,
-------------------------------------------------------------------------------------------    ----------------------------
                                                                 2002             2001            2002            2001
-------------------------------------------------------------------------------------------    ----------------------------

Global Markets Division (2)

Net operating revenues                                            $ 2,095          $ 2,276         $ 8,937         $ 9,896
                                                             ------------------------------    ----------------------------

Operating income (loss) (4)                                          $ 39           $ (139)            $ 8           $ 201
                                                             ------------------------------    ----------------------------

EBITDA (5)                                                          $ 419            $ 187         $ 1,487         $ 1,396
                                                             ------------------------------    ----------------------------


Sprint FON Group (3)

Net operating revenues                                            $ 3,659          $ 3,867        $ 15,176        $ 16,348
                                                             ------------------------------    ----------------------------

Operating income (4)                                                $ 504            $ 363         $ 1,884         $ 2,100
                                                             ------------------------------    ----------------------------

EBITDA (5)                                                        $ 1,178            $ 966         $ 4,529         $ 4,418
                                                             ------------------------------    ----------------------------



(1) Pro forma information is presented as if the Sprint ION termination occurred prior to the periods presented. Only costs incurred to continue to support and transition customers remain in these amounts. This transition was completed in the 2002 third quarter.

(2) Results should be viewed in connection with the Selected Operating Results contained in this Press Release.

(3) Results should be viewed in connection with the Consolidated Statements of Operations for the periods ended December 31 contained in this Press Release.

(4)  Operating income (loss) excludes one-time items.

(5) EBITDA represents operating income (loss) plus depreciation and amortization and excludes one-time items.



                                                  Sprint FON Group
                                          SUMMARY FINANCIAL INFORMATION (1)
                                            (all amounts per share data)

                                                                        Quarters Ended             Year-to-Date
                                                                         December 31,              December 31,
                                                                   -------------------------- ------------------------
                                                                      2002          2001         2002         2001
                                                                   -------------------------- ------------------------

FON Group (1)
Diluted earnings per common share
Income from continuing operations - pro forma                           $ 0.37        $ 0.27      $ 1.36       $ 1.43
Sprint ION losses                                                            -         (0.04)          -        (0.38)
--------------------------------------------------------------------------------------------- ------------------------
    Income from continuing operations - recurring                         0.37          0.23        1.36         1.05

One-time items
Sale of customer contracts                                                   -             -        0.03            -
Worldcom bad debt                                                            -             -       (0.02)           -
Write-down of investment and other investment activities                     -             -       (0.27)       (0.18)
Restructuring and asset impairments                                      (0.09)        (1.27)      (0.18)       (1.27)
Pension curtailment gain                                                     -             -           -         0.09
Litigation charge                                                            -         (0.02)          -        (0.02)
Recognition of tax benefit related to capital loss carryforward              -             -        0.26            -
--------------------------------------------------------------------------------------------- ------------------------
Total                                                                    (0.09)        (1.29)      (0.18)       (1.38)
--------------------------------------------------------------------------------------------- ------------------------

Income (loss) from continuing operations                                $ 0.28       $ (1.06)     $ 1.18      $ (0.33)
                                                                   -------------------------- ------------------------

PCS Group
Basic and Diluted earnings (loss) per common share
Loss from continuing operations - recurring                            $ (0.18)      $ (0.32)    $ (0.63)     $ (1.27)
One-time items
Restructuring and asset impairments                                      (0.07)            -       (0.07)           -
Pegaso sale                                                                  -             -        0.07            -
Recognition of tax benefit related to capital loss carryforward              -             -        0.05            -
--------------------------------------------------------------------------------------------- ------------------------
Total                                                                    (0.07)            -        0.05            -
--------------------------------------------------------------------------------------------- ------------------------

Loss from continuing operations                                        $ (0.25)      $ (0.32)    $ (0.58)     $ (1.27)
                                                                   -------------------------- ------------------------


(1) In the 2001 fourth quarter, Sprint terminated its efforts to provide its Sprint ION consumer and business offerings. Pro forma information is presented as if the Sprint ION termination occurred prior to the periods presented and excludes one-time items. Only costs incurred to continue to support and transition customers remain in these amounts. This transition was completed in the 2002 third quarter. Pro forma and recurring results should be viewed in connection with the Consolidated Statements of Operations for the periods ended December 31 contained in this Press Release.



                                            Sprint Corporation
                                     Directory Publishing Business (1)
                                     (millions, except per share data)



------------------------------------------------------------------------------------------------------------
Quarters Ended                      December, 31     September 30,      June 30,           March 31,
---------------------------------------------------  -----------------  -----------------  -----------------
                                   2002     2001      2002     2001      2002     2001      2002     2001
---------------------------------------------------  -----------------  -----------------  -----------------


Net operating revenues              $ 137    $ 140     $ 133    $ 141     $ 139    $ 140     $ 137    $ 135
                                  -----------------  -----------------  -----------------  -----------------

Operating income                     $ 67     $ 68      $ 71     $ 68      $ 70     $ 66      $ 67     $ 65
                                  -----------------  -----------------  -----------------  -----------------

EBITDA (2)                           $ 69     $ 71      $ 74     $ 71      $ 72     $ 68      $ 69     $ 67
                                  -----------------  -----------------  -----------------  -----------------


Impact on Earnings Per Share       $ 0.05   $ 0.04    $ 0.05   $ 0.05    $ 0.05   $ 0.04    $ 0.05   $ 0.04
                                  -----------------  -----------------  -----------------  -----------------




---------------------------------------------------
Year-to-date                        December 31,
---------------------------------------------------
                                    2002     2001
---------------------------------------------------

Net operating revenues              $ 546    $ 556
                                  -----------------

Operating income                    $ 275    $ 267
                                  -----------------

EBITDA (2)                          $ 284    $ 277
                                  -----------------

Impact on Earnings Per Share       $ 0.18   $ 0.17
                                  -----------------


(1) In the 2002 third quarter, Sprint reached a definitive agreement to sell its directory publishing business to R.H. Donnelley for $2.23 billion in cash. The sale closed on January 3, 2003 and Sprint expects to record a pre-tax gain of $2.14 billion in the 2003 first quarter.


(2) EBITDA represents operating income plus depreciation, amortization and one-time items.




                                       Sprint Corporation
                                           PCS GROUP
                                     NET CUSTOMER ADDITIONS
                                          (thousands)



                                                        Quarter ended December 31, 2002
                                               ---------------------------------------------------
                                                 Direct        Resale      Affiliate      Total
                                               -----------   -----------   ----------   ----------

Reported net additions                                250           264          155          669
                                               ---------------------------------------------------



                                                         Year-to-date December 31, 2002
                                               ---------------------------------------------------
                                                 Direct        Resale      Affiliate      Total
                                               -----------   -----------   ----------   ----------

Reported net additions                              1,205           196          543        1,944
                                               ---------------------------------------------------



Ending customers - December 31, 2001               13,555           219        2,042       15,816
Ending customers - December 31, 2002               14,760           415        2,585       17,760
                                               ---------------------------------------------------


